December 2, 2013 09:00 ET

Air Industries Group Secures Follow-on $11 Million Multi-Year Commercial Aerospace Contract

BAY SHORE, NY -- (Marketwired – December 2, 2013) – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (NYSE MKT: AIRI) (“Air Industries” or “the Company”) announced today that it has been awarded another multi-year contract by UTC Aerospace Systems - Aerostructures to provide nacelle thrust struts in support of its requirements for the Mitsubishi Regional Jet.

The contract is valued at $11 million with projected deliveries over six years, and will run concurrently with another recently announced award for similar thrust struts. These thrust struts will be used in the nacelle system for the new Pratt & Whitney PurePower PW1200G geared turbofan engine, with deliveries scheduled to begin in mid-2014. Designed and manufactured to leverage the latest in composite technology, the nacelle systems will directly contribute to the significant reductions in fuel burn, emissions, noise and operating costs that Pratt & Whitney's PurePower engines will provide compared with today's aircraft. UTC Aerospace Systems is a unit of United Technologies Corp. (NYSE: UTX).

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries, commented: “This contract award is the culmination of a significant effort, first realized in mid-October with the initial UTC Aerospace Systems – Aerostructures award to Air Industries of similar thrust struts, to position the Company in the growing commercial aerospace market.  We are justifiably proud of the confidence UTC Aerospace Systems has shown in Air Industries by providing this award, and we continue to build our relationship with one of the premier manufacturers of integrated nacelle systems in the world.”

About UTC Aerospace Systems:

UTC Aerospace Systems designs, manufactures and services integrated systems and components for the aerospace and defense industries. UTC Aerospace Systems supports a global customer base with significant worldwide manufacturing and customer service facilities.

United Technologies Corp. (NYSE : UTX), based in Hartford, Connecticut, is a diversified S&P 500 company providing high technology products and services to the building and aerospace industries.

About Air Industries Group:

Air Industries Group (NYSE MKT: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 50 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services.

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

For additional information, please call
Air Industries Group
631.881.4913
ir@airindustriesgroup.com